Calculation of Filing Fee Tables
S-8
Schrodinger, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share	Other	3,000,000	$ 15.10	$ 45,300,000.00	0.0001381	$ 6,255.93
Total Offering Amounts:						$ 45,300,000.00		$ 6,255.93
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 6,255.93
Offering Note
[1]	1a. Amount Registered. In accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. 1b. Amount Registered. Consists of 3,000,000 additional shares issuable under the 2022 Equity Incentive Plan, as amended. 1c. Fee Calculation Rule. Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low sales prices of the registrant's common stock as reported on the Nasdaq Global Select Market on July 30, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources